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                               EXHIBIT 1.A.(11)

       MEMORANDUM DESCRIBING ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES

                            DESCRIPTION OF ISSUANCE,
                       TRANSFER AND REDEMPTION PROCEDURES
                                 FOR INDIVIDUAL
               FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                                   ISSUED BY
                           PFL LIFE INSURANCE COMPANY


     This document sets forth the administrative procedures that will be followed by PFL Life Insurance Company (the "Company" or "PFL") in connection with the issuance of Legacy Builder Plus, its flexible premium variable life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("owners") of their interests in those Policies. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-86231) as filed with the Securities and Exchange Commission ("Commission" or "SEC").


I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND ACCEPTANCE OF PREMIUMS

     A.   OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUM, AND ISSUANCE

          Offer of the Policies. The Policies are offered and issued for
          ---------------------
          flexible premiums pursuant to underwriting standards in accordance with state insurance laws. The initial premium for the Policies is not the same for all owners with the same basis death benefit amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium commensurate with the insured's mortality risk as actuarially determined utilizing factors such as age, gender, and rate class of the insured. Uniform premiums for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is no uniform premium for all insureds, there is a uniform premium for all insureds of the same rate class, age, and gender and same basic death benefit amount.

          Application. Persons wishing to purchase a Policy must complete an
          -----------
          application and submit it to the Company or through any licensed life insurance agent who is also a registered representative of a broker-dealer having a selling agreement with the principal underwriter for the Policy. The application must specify the name of the insured and provide certain required information about the insured. The application must be accompanied by an initial premium, designate premium allocation percentages, and name the beneficiary. The minimum initial premium is $10,000. The Company determines the basic death benefit amount for a Policy based on the initial premium paid and other characteristics of the proposed insured , such as age, gender and rate class. The Company bases the minimum initial premium for the owner Policy on the net single premium established under federal tax laws given the age, gender and rate class of the insured.

          Receipt of Application and Underwriting. Upon receipt of the initial
          ---------------------------------------
          premium and a completed application in good order from an applicant, the Company will follow either simplified or expanded insurance underwriting procedures for life insurance designed to determine whether the proposed insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insured before a determination can be made.

          Generally, Policies issued within the simplified issue premium limit will be underwritten on a simplified issue basis. Policies with premium amounts that exceed the simplified issue premium limit will be underwritten on an expanded underwriting basis. The simplified issue premium limit is 1,500 times the issue age. For example, the simplified issue limit is $75,000 for issue age 50.


          If Policy is issued for an amount that exceeds the simplified issue premium limit, then the Policy will be underwritten on an expanded underwriting basis.

          The underwriting process determines the rate class to which the insured is assigned if the application is accepted. The Company currently places insureds in the following rate classes, based on the Company's underwriting: a standard class for male/female and tobacco/non-tobacco users, and three rated classes for male/female and tobacco/non-tobacco users. This original rate class applies to the initial basic death benefit amount.

          The Company reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned, without interest.

          Issuance of Policy. When the underwriting procedure has been
          ------------------
          completed, the application has been approved, and an initial premium of sufficient amount has been received, the Policy is issued. This is the Policy date.

          The Policy date is the date when our underwriting process is complete, full life insurance coverage goes into effect, the Company issues the Policy, and the Company begins to deduct the daily and monthly insurance charges. The Policy date is shown on the schedule page of the Policy. We measure Policy months, years, and anniversaries from the Policy date.

          On the Policy Date, we will allocate your Cash Value to the fixed account. We also allocate any net premiums we receive from the Policy Date to the Reallocation Date to the fixed account. On the Reallocation Date, we will reallocate the Cash Value in the fixed account to the subaccount or retain it in the fixed account in accordance with the allocation percentages provided in the application. We invest all net premiums paid after the Reallocation Date on the Valuation Date we receive them. We credit these net premiums to the subaccounts (as appropriate) at the unit value next determined after we receive your payment.

          Initial Premium and Conditional Coverage. An applicant must pay an
          ----------------------------------------
          initial premium with the application. If the insured qualifies for simplified underwriting, conditional coverage becomes effective as of the date the Company receives the initial premium of at least $10,000 and a completed application. If the insured does not qualify for simplified underwriting, conditional coverage begins on the date all medical tests and exams are completed. Conditional coverage is limited to the lesser of the basic death benefit amount applied for or $300,000 (reduced by all amounts payable under other life insurance or accidental death benefits that the insured has in force or pending with the Company. Conditional coverage continues until the application is approved or other conditions specified in the prospectus are met.

          Faxed Application and Payment by Wire Transfer. The Company will
          ----------------------------------------------
          accept the initial premium by wire transfer and Policy applications by fax under the following conditions:

          . If the owner wishes to make payments by wire transfer, the owner should instruct his or her bank to wire federal funds to the Company.

          . If the owner sends the initial premium by wire transfer, the owner must, at the same time, send a completed application by faxed transmission and send the signed application to the Company's office.

          . If the Company accepts the initial premium payment by wire transfer accompanied by a faxed application, the Company will allocate the premium on the Policy date (or reallocation date if the owner resides in a state that requires the full refund of premium during the free look period) according to the owner's instructions once the application is received.

          . If the owner sends the initial premium by wire transfer but does not send the faxed application simultaneously, or if the application is incomplete, the Company will keep the initial premium for up to 5 business days. If the Company cannot obtain the faxed application or necessary information within 5 business days, the Company will return the initial premium to the owner, unless the owner allows the Company to keep it until the faxed application or necessary information is received by the Company.

          . When the Company receives the original signed application and if the allocation instructions are different from those in the faxed application, then the Company will reallocate the Policy's cash value in accordance with the instructions on the original signed application on the first valuation date following receipt of the original signed application.


          Tax-Free Exchanges (1035 Exchanges). The Company will accept as part
          -----------------------------------
          of the initial premium money from one contract that qualified for a tax-free exchange under Section 1035 of the Internal Revenue Code. The Company will permit the owner to make one additional cash payment within three business days of receipt of the proceeds from the 1035 exchange before determining the Policy's specified amount.

      B.  ADDITIONAL PREMIUMS

          Additional Premiums Permitted. The owner can add additional premiums
          -----------------------------
          to the Policy at any time prior to maturity date; however, additional underwriting satisfactory to us may be required as a condition for accepting additional premium. At the time the Policy allows for the payment of additional premiums, the Company reserves the right to limit or refund any premium if: the amount is below $5,000; OR accepting the premium would disqualify the Policy as a life insurance contract as defined in federal tax laws and regulations.

          An owner may pay premiums by any method the Company deems acceptable. The Company will treat any payment made as a loan repayment unless it is clearly marked as a premium payment.

      C.  CREDITING PREMIUMS

          Initial Premium. The initial premium will be credited to the Policy on
          ---------------
          the Policy date. Once the Company determines that the insured meets its underwriting requirements, full insurance coverage begins, the Company issues the Policy, and begins to deduct monthly and daily insurance charges from the premium. On the Policy date, the Company will allocate the initial premium to the subaccounts and fixed account the owner elected on the application, provided the owner lives in a state that does not require a refund of full premium during the free look period. If the owner's state requires a return of the full premium in the event the owner exercises his or her free look right, the Company will place the initial premium in the fixed account until the reallocation date.

          On any day that the Company credits premiums or transfers cash value to a subaccount, the Company will convert the dollar amount of the premium (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of that valuation date. We will credit amounts to the subaccounts only on a valuation date, that is, on a date the New York Stock Exchange is open for trading.

          Return of Premium. If the owner's state requires the Company to return
          -----------------
          the initial premium in the event the owner exercises his or her free-look right, the Company will allocate the initial net premium on the Policy date to the fixed account. While held in the fixed account, the premium will earn interest at the current rate for the fixed account and remain in the fixed account for the number of days in the applicable state free look period plus five days.

          On the first valuation date on or after the reallocation date, the Company will reallocate all cash value from the fixed account to the subaccounts and fixed account the owner selected on the application. If the owner requested dollar cost averaging by using DCA fixed account or money market subaccount, the Company will reallocate the cash value to the DCA fixed account or the money market subaccount, respectively, on the reallocation date.

          For states that do not require a full refund of the initial premium, the Company will allocate the initial net premium on the Policy date to the subaccounts and the fixed account in accordance with the instructions on the application.

      D.  PREMIUMS DURING A GRACE PERIOD AND PREMIUMS UPON REINSTATEMENT

          If the cash surrender value is less than the amount of the monthly deduction due on any Monthly Date, and the Policy has outstanding loans, the Policy will be in default and a grace period will begin. If the Policy does not have outstanding loans, the Policy will remain in force, regardless of the sufficiency of the cash surrender value.

          The grace period will end 61 days after the date on which the Company sends a grace period notice stating the amount required to be paid and the final date by which the Company must receive the payment. The notice will be sent to the owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period.

          If we do not receive the specified minimum payment by the end of the grace period, all coverage under the Policy will terminate without value. The owner may reinstate the Policy only if the owner resides in a state that provides for reinstatement, the insured meets the Company's insurability requirements and the owner pays an amount large enough to cover any monthly deductions not previously paid during the grace period, plus $10,000. We will not reinstate any outstanding loans (including interest you owe). The amount in the loan account on the reinstatement date will be zero. On reinstatement, the cash surrender value will equal the premium paid, minus monthly deductions to cover the grace period, minus one monthly deduction and any surrender charges due. Surrender charges will be calculated from the Policy date to the date of reinstatement.

      E. ALLOCATIONS OF INITIAL PREMIUM AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

          The Separate Account. An owner may allocate premiums to one or more of
          --------------------
          the subaccounts of Legacy Builder Variable Life Separate Account (the "separate account"). The separate account currently consists of 19 subaccounts, the assets of which are used to purchase shares of a designated corresponding investment portfolio of a fund. Each fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Additional subaccounts may be added from time to time to invest in other portfolios of the funds or any other investment company.

          When an owner allocates an amount to a subaccount (either by premium allocation, transfer of cash value or repayment of a Policy loan), the Policy is credited with units in that subaccount. The number of units is determined by dividing the amount allocated, transferred or repaid to the subaccount by the subaccount's unit value for the valuation date when the allocation, transfer or repayment is effected. The unit value of any subaccount at the end of a Valuation Period is calculated as the total value of the assets held in the subaccount, determined by multiplying the number of shares of the designated portfolio owned by the subaccount times the portfolio's net asset value per share; minus a deduction for the mortality and expense risk charge; minus the accrued amount of reserve for any taxes or other economic burden resulting from applying tax laws that we determine to be properly attributable to the subaccount; and the result divided by the number of outstanding units in the subaccount. The unit value for each subaccount was arbitrarily set as $10 at the time the subaccount commenced operations.

          The Fixed Account. Owners also may allocate premiums to the fixed
          ------------------
          account -- the regular fixed account and the dollar cost averaging (" DCA Fixed Account") fixed account - both of which guarantee principal and a minimum fixed rate of interest.

          Money allocated or transferred to the fixed account will earn interest at a current interest rate in effect at that time. The interest rate will equal at least 3%.

          At the time of purchase, the owner may place some or all of the initial net premium in the DCA fixed account. Money placed in the DCA fixed account will earn interest for six months (or other periods available at issue) at an annual rate of at least 3%. Money will be transferred out of the DCA fixed account over the year in 6 equal monthly installments (or other periods available at issue) and placed in the subaccounts according to the owner's allocation instructions.

          Allocating Premium Amounts to the Separate Account and the Fixed
          ----------------------------------------------------------------
          Account. Premiums are allocated to the subaccounts and the fixed
          --------
          account in accordance with the following procedures:

          General. In the application for the Policy, the owner will specify the
          -------
          percentage of premium to be allocated to each subaccount of the separate account and/or the fixed account. The percentage of each premium that may be allocated to any subaccount or the fixed account must be a whole number, and the sum of the allocation percentages must be 100%.

          Allocation percentages may be changed at any time by the owner submitting a written notice or telephone instructions to the Company's office.

          Allocation To The Fixed Account. If the owner lives in a state that
          -------------------------------
          requires a refund of full premium during the free look period, then on the Policy date the Company will allocate the initial net premium to the fixed account until the reallocation date. While held in the fixed account, premium will earn interest at the current rates for the fixed account. The premium will remain in the fixed account for the number of days in the applicable state's free look period, plus five days. This is the reallocation date. On the first valuation date on or after the reallocation date, the cash value will be reallocated to the subaccounts or fixed account selected by the owner on the application.

          Allocation After The Reallocation Date. Additional premiums received
          --------------------------------------
          after the reallocation date will be credited to the Policy and allocated to the subaccounts or fixed account in accordance with the allocation percentages in effect on the valuation date that the premium is received at the Company's office. Allocation percentages can be changed at any time.

      F.  LOAN REPAYMENTS AND INTEREST PAYMENTS

          Repaying Loan Amount. The owner may repay all or part of the loan
          --------------------
          amount at any time while the Policy is in force and the insured is living. The loan amount is equal to the sum of all outstanding Policy loans including both principal plus any accrued interest. Loan repayments must be sent to the Company's office and will be credited as of the date received. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit.

          Allocation For Repayment Of Policy Loans. On the date the Company
          ----------------------------------------
          receives a repayment of all or part of a loan, the Company will compare the amount of the outstanding loan to the amount in the loan reserve. Any amount in excess of the amount of the outstanding loan amount will be transferred from the loan reserve to the subaccounts and the fixed account and allocated in the same manner as current premiums are allocated, or as directed by the owner.

          Interest On Loan Reserve. The amount in the loan reserve will be
          ------------------------
          credited with interest at a minimum guaranteed annual effective rate of 3%. See "Policy Loans" below. Any interest earned that is in excess to the amount of the outstanding loan amount will be transferred on the Policy anniversary to the subaccounts and the fixed account in accordance with the instructions for premium allocations then in effect.

II.   TRANSFERS

      A.  TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

          The owner may transfer cash value between and among the subaccounts of the separate account and, subject to certain special rules, to and from the fixed account.

          In any Policy year, the owner may make an unlimited number of transfers; however, the Company reserves the right to impose an excess transfer charge of $10 for each transfer in excess of 12 during any Policy year. For purposes of the transfer charge, all transfer requests made in one day are considered one transfer, regardless of the number of subaccounts affected by the transfer; and transfers we effect on the Reallocation date, and transfers resulting from loans, dollar cost averaging and asset rebalancing are not treated as transfers. Any unused "free" transfers do not carry over to the next year.

          There is no minimum amount that may be transferred from each subaccount or the fixed account and there is no minimum amount that must remain in a subaccount.

          We allow one transfer out of the fixed account in every 12 month period. The maximum transfer amount from the fixed account to the subaccounts in any Policy year is the greater of 25% of the cash value in the fixed account on the date of the transfer, or $1,000. If the balance after a transfer is less than $1,000, we will transfer the entire amount in the fixed account.

          The Policy, as applied for and issued, will automatically receive telephone transfer privileges unless the owner provides other instructions. The telephone transfer privileges allow the owner to give authority to the registered representative or agent of record for the Policy to make telephone transfers and to change the allocation of future payments among the subaccounts and the fixed account on the owner's behalf according to the owner's instructions.

          The Company reserves the right to modify, restrict, suspend, or eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason.

      B.  DOLLAR COST AVERAGING PROGRAM

          The dollar cost averaging program permits owners to systematically transfer on a monthly basis a set dollar amount from the designated subaccount to any combination of subaccounts. Owners may elect to participate in the dollar cost averaging program at any time by sending the Company a written request. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing a transfer charge. The Company reserves the right to discontinue offering the dollar cost averaging program at any time and for any reason. Dollar cost averaging is not available while owners are participating in the asset rebalancing program.

      C.  DOLLAR COST AVERAGING FIXED ACCOUNT

          To be eligible for the dollar cost averaging fixed account, the owner must elect the DCA fixed account on the application and put some or all of the initial net premium in the DCA fixed account. Money placed in the DCA fixed account will earn interest at rates we declare from time to time. Money will be transferred out of the DCA fixed account in 6 equal monthly installments (or other periods available at issue). The owner can select the date to begin transfer, however, the first transfer must occur within 30 days after the policy date. If the owner does not select the date to begin the transfer, the first transfer will occur on the first Monthly Date following the Policy date. Interest accrued on the initial net premium will be transferred in the last month of the DCA fixed account term. There is no charge for participating in the DCA fixed account. Transfers from the DCA fixed account do not count as transfers for purposes of the transfer charge.

          The Company reserves the right to stop offering the DCA fixed account at any time for any reason.

      D.  ASSET REBALANCING

          An owner may instruct the Company to automatically rebalance (on a quarterly, semi-annual or annual basis) the Policy's cash value to return to the percentages specified in the owner's currently effective allocation instructions. An owner may elect to participate in the asset rebalancing program at any time by sending the Company a written request to the Company's office. The percentage allocations must be in whole percentages. Subsequent changes to the percentage allocations may be made at any time by written or telephone instructions to the Company's office. Once elected, asset rebalancing remains in effect until the owner instructs the Company to discontinue asset rebalancing. There is no additional charge for using asset rebalancing, and an asset rebalancing transfer is not considered a transfer for purposes of assessing a transfer charge. The Company reserves the right to discontinue offering the asset rebalancing program at any time and for any reason. Asset rebalancing is not available while an owner is participating in the dollar-cost averaging program. Asset rebalancing will cease if the owner makes any transfer to or from any subaccount other than on a scheduled basis.

      E.  TRANSFER ERRORS

          In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the subaccounts and the fixed account, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

III. "REDEMPTION" PROCEDURES

     A.  "FREE-LOOK" RIGHTS

          The Policy provides for an initial free-look right during which an owner may cancel the Policy by returning it to the Company or to an agent of the Company before the end of 10 days after the Policy is delivered. The free-look period may be longer in some states. Upon returning the Policy to the Company or to an authorized agent for forwarding to the Company's office, the Policy will be deemed void from the beginning. Within seven days after the Company's office receives the cancellation request and Policy, the Company will pay a refund. In most states, the refund will be equal to the sum of:

          . the difference between the initial premium paid and the amount allocated to any accounts under the Policy; PLUS

          . any monthly deductions or other charges we deducted from amounts allocated to the subaccounts and the fixed account ; PLUS

          . the cash value to the subaccounts and the fixed account on the date the Company (or its agent) receives the returned Policy, except that amounts allocated to the DCA fixed account will be treated as if they had been allocated to the regular fixed account.

          If any state law prohibits the calculation above, the Company will refund, without interest, the total of all premiums paid for the Policy. In such states, the initial net premium will be allocated to the fixed account on the Policy date and remain in the fixed account until the reallocation date.

      B.  SURRENDERS

          Requests For Cash Surrender Value. The owner may surrender the Policy
          ---------------------------------
          at any time for its cash surrender value. The cash surrender value on any valuation date is the cash value, minus any applicable surrender charge, and minus any applicable loan amount. The cash surrender value will be determined by the Company on the valuation date the Company's office receives all required documents, including a satisfactory written request signed by the owner. The Company will cancel the Policy as of the date the written request is received at the Company's office and the Company will ordinarily pay the cash surrender value within seven days following receipt of the written request and all other required documents. The Policy cannot be reinstated after it is surrendered.

          Surrender Of Policy -- Surrender Charge. If the Policy is surrendered
          ---------------------------------------
          during the first six years after any premium payments, the Company will deduct a surrender charge from cash value and pay the remaining cash value (less any outstanding loan amounts) to the owner. The surrender charge scale is 7% applicable to each premium payment.

      C.  PARTIAL SURRENDERS

          The owner may surrender a portion of the cash value at any time subject to the following conditions:

          .  The owner must make partial surrender requests in writing.

          . During the first policy year, any amount you surrender is subject to a 7% surrender charge. After the first policy year, earnings in the policy can be surrendered free of surrender charge. Earnings is equal to cash value MINUS total outstanding loans, MINUS any interest owed on the Policy loans, and MINUS total premiums paid.

          . The owner can specify the subaccount(s) and the fixed account from which the partial surrender will be taken. Otherwise, the Company will deduct the amount from the separate account and the fixed account on a pro rata basis.

          . The Company generally will pay a partial surrender request within seven days following the valuation date on which the partial surrender request is received.

          .  There is no charge for a partial surrender.

          . The amount surrendered must be at least $500 and must not cause the cash surrender value after the partial surrender to be less than $5000.

          The Company may delay making a payment if: (1) the disposal or valuation of the separate account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect the Policy owners. The Company also may defer making payments attributable to a check that has not cleared, and may defer payment of proceeds from the fixed account for a partial surrender or Policy loan request for up up to months from the date the request is received. The Company will not defer payment of a partial surrender or Policy loan requested to pay a premium due on a policy issued by the Company.

          Effect Of Partial Surrender On Death Benefit. A partial surrender will
          --------------------------------------------
          reduce the cash value by the amount of the partial surrender plus surrender charge. Partial surrenders will reduce the cash value and the Guaranteed Minimum Death Benefit by the amount withdrawn plus surrender charge, if applicable.

      D.  LAPSES

          If a sufficient premium has not been received by the 61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the owner.

      E.  MONTHLY DEDUCTION AND DAILY CHARGE

          On each Monthly Date, redemptions in the form of deductions will be made from cash value for the monthly deduction, which is a charge compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy. The monthly deduction consists of two components: (a) the cost of insurance charge; and (b) a monthly Policy charge.

          A monthly deduction will be deducted from each subaccount and the fixed account on the Policy date and on each Monthly Date on a pro rata basis. If the value of any account is insufficient to pay that account's portion of the monthly deduction, the Company will take the monthly deduction on a pro-rata basis from all accounts (I.E., in the same proportion that the value in each subaccount and the fixed account bears to the total cash value on the Monthly Date).

          Cost Of Insurance Charge. The Company reserves the right to deduct a
          ------------------------
          cost of insurance charge. The cost of insurance charges are calculated monthly, and depend on a number of variables, including the age, gender and rate class of the insured. The charge varies from Policy to Policy and from Monthly Date to Monthly Date. The charge is calculated each month for the death benefit at the beginning of the Policy month.

          Monthly Policy Charge. The monthly Policy charge includes two
          ---------------------
          components:

          . a monthly administrative charge of $2.50 if the cash value at the beginning of a Policy year is less than $50,000; and

          . a monthly asset based charge equal to an annual rate of 0.55% of the separate account's assets. We deduct this charge from the assets in the separate account during the first 10 policy years.

          Daily Charge. Each valuation date, the Company deducts a daily charge
          ------------
          at the annual rate of 0.75% from assets in the subaccounts as part of the calculation of the unit value for each subaccount.

      F.  DEATH BENEFITS

          Payment Of Death Benefit Proceeds. As long as the Policy remains in
          ---------------------------------
          force, the Company will pay the death benefit proceeds to the beneficiary upon receipt at the Company's office of due proof of the insured's death. The death benefit proceeds is equal to:

          The death benefit will be paid to the beneficiary in a lump sum generally within seven days after the valuation date by which the Company has received at the Company's office all materials necessary to constitute due proof of death. If a payment option is elected, the death benefit will be applied to the option within seven days after the valuation date by which the Company received due proof of death and payments will begin under that option when provided by the option.

          The Death Benefit Proceeds. The death benefit proceeds will equal:
          --------------------------
          .  the death benefit (described below); MINUS

          . any past due monthly deductions if the insured dies during the grace period; MINUS

          .  any outstanding Policy loan on the date of death; MINUS

          .  any interest owed on the Policy loan(s).

          If all or part of the death benefit proceeds are paid in one sum, we will pay interest on this sum as required by applicable state law from the date we receive due proof of the insured's death to the date the Company makes payment.

          The Death Benefit. The death benefit is determined at the end of the
          -----------------
          valuation period in which the insured dies. The death benefit is equal to the greater of:

          . The basic death benefit (described below) on the insured's date of death; or

          . The guaranteed minimum death benefit on the insured's date of death.

          Basic Death Benefit.
          --------------------

          The Basic Death Benefit is the minimum amount that must be payable at the insured's death, before reduction for any outstanding loan, for the policy to be treated as life insurance policy as described in the current prospectus for the Policy.


          Guaranteed Minimum Death Benefit.
          ---------------------------------

          If the Policy does not have outstanding loans, the Company guaranteed to provide a death benefit as described in the current prospectus for the Policy.

      G.  POLICY LOANS

          Policy Loans. The owner may obtain a Policy loan from the Company at
          ------------
          any time by submitting a written, faxed, or telephone request to the Company's office. The minimum loan amount is $500 and the maximum loan amount is 90% of the Policy's cash value net of surrender charge, minus outstanding loans, if any, at the time of the loan. Policy loans will be processed as of the valuation date the request is received and loan proceeds generally will be sent to the owner within seven days thereafter. Taking a Policy loan will terminate the Guaranteed Minimum Death Benefit. However, the Guaranteed Minimum Death Benefit will be reinstated if the loan is fully repaid.

          Collateral For Policy Loans. When a Policy loan is made, an amount
          ---------------------------
          equal to the loan proceeds is transferred from the cash value in the subaccounts or fixed account to the loan reserve. This transfer is made from both subaccounts and fixed account on a pro rate basis, unless the owner directs a different allocation when requesting the loan.

          Interest On Policy Loans. The Company charges interest daily on any
          ------------------------
          outstanding Policy loan at an effective annual interest rate of not greater than 6%. Interest is due and payable at the end of each Policy anniversary. On each Policy anniversary, any unpaid amount of loan interest accrued since the last Policy anniversary becomes part of the outstanding loan. An amount equal to the unpaid amount of interest is transferred to the loan reserve from each subaccount and the fixed account on a pro rata basis, unless the owner directs otherwise.

          Effect On Death Benefit. If the death benefit becomes payable while a
          -----------------------
          Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit.

      I.  LUMP SUM PAYMENTS BY THE COMPANY

          Lump sum payments of partial surrenders, surrenders or death benefits from the subaccounts will be ordinarily made within seven days of the valuation date on which the Company receives the request and all required documentation at the Company's office. The Company may postpone the processing of any such transactions for any of the following reasons:

          1. If the disposal or valuation of the separate account's assets is not reasonably practicable because the New York Stock Exchange ("NYSE") is closed for trading other than for customary holiday or the weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the Securities and Exchange Commission ("SEC").

          2. When the SEC by order permits a delay for the protection of owners.

          3.   If the payment is attributable to a check that has not cleared.

          The Company may defer for up to six months after the date the Company receives the request, the payment of any proceeds from the fixed account for a transfer, partial surrender, or surrender request.

      J.  CONVERSION RIGHT

          The owner has the right to transfer all of the subaccount value to the fixed account.

      K.  REDEMPTION ERRORS

          In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the subaccounts and the fixed account, except for de minimus amounts. The Company will assume the risk of any non de minimus errors caused by the Company.

      L.  MISSTATEMENT OF AGE OR SEX

          If the insured's age or gender has been misstated in the application or any other supplemental application, then the death benefit under the Policy will be adjusted based on what the initial premium would have purchased based on the insured(s)' correct age and gender.

      M.  INCONTESTABILITY

          The Policy limits the Company's right to contest the Policy as issued or as increased, for reasons of material misstatements contained in the application, after it has been in force during the insured's lifetime for a minimum period, generally for two years from the Policy date of the Policy or effective date of a reinstatement.

      N.  LIMITED DEATH BENEFIT

          The Policy limits the death benefit if the insured dies by suicide generally within two years after the Policy date of the Policy (or reinstatement date, if provided by state law).